  Federated International
Growth Fund
  Class A Shares
                                                Yield = 2{(       $274.68   -        $620.39   )+1)^6-1}=
                                                            -------------------------------------------------------------
  Computation of SEC Yield                                      1,149,472   *(         $8.73       -          0.00000   )
  As of:  November 30, 1997
                                                              SEC Yield =             -0.04%
                                                                               ==============

  Dividend and/or Interest
  Inc for the 30 days ended           $274.68

  Net Expenses for                    $620.39
  the Period

  Avg Daily Shares
  Outstanding and entitled
  to receive dividends              1,149,472

  Maximum offering price                $8.73
  per share as of 11/30/97

  Undistributed net income            0.00000
